EXHIBIT (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

BioReliance Corporation

at

$48.00 Net per Share

by

Baseball Acquisition Corporation,

a wholly-owned subsidiary of
Invitrogen Corporation

The offer and withdrawal rights will expire at
11:59 p.m., New York City time, on Thursday, February 5, 2004, unless the offer is extended.

     The offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 24, 2003 (the “Merger Agreement”), among Invitrogen Corporation (“Invitrogen”), Baseball Acquisition Corporation (the “Purchaser”) and BioReliance Corporation (“BioReliance”). The board of directors of BioReliance has unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (each as defined herein), (ii) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, BioReliance and its stockholders, (iii) recommended that stockholders of BioReliance adopt the Merger Agreement, to the extent such adoption is required by applicable law and (iv) recommended that the stockholders of BioReliance accept the Offer and tender their shares of BioReliance common stock, $0.01 par value per share (the “Shares”), to the Purchaser under the Offer.

     The Offer is conditioned upon, among other things:

•	there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would represent at least 51% of all outstanding Shares on a fully diluted basis (as defined in the Merger Agreement);

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated;

•	foreign antitrust clearance required to be obtained having been obtained; and

•	the absence of any development or state of facts since December 24, 2003 that has resulted in or would reasonably be expected to result in a material adverse effect (as defined in the Merger Agreement) on BioReliance.

     The Offer is also subject to other terms and conditions contained in this Offer to Purchase. See “THE TENDER OFFER—Section 14—Certain Conditions of the Offer” of this Offer to Purchase.

IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either:

•	complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder’s signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to American Stock Transfer & Trust Company (the “Depositary”) and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of this Offer to Purchase, deliver an Agent’s Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or

•	request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of this Offer to Purchase.

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) or to UBS Securities LLC (the “Dealer Manager”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, bank, trust company or other nominee for assistance.

The Dealer Manager for the Offer is:

January 8, 2004

2

TABLE OF CONTENTS

		Page

SUMMARY TERM SHEET		1
INTRODUCTION		6
THE TENDER OFFER		8
1	Terms of the Offer	8
2	Procedures for Tendering Shares	11
3	Withdrawal Rights	14
4	Acceptance for Payment and Payment for Shares	15
5	Certain U.S. Federal Income Tax Consequences	16
6	Price Range of the Shares; Dividends	17
7	Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations	18
8	Certain Information Concerning BioReliance	19
9	Certain Information Concerning the Purchaser and Invitrogen	21
10	Source and Amount of Funds	22
11	Contacts and Transactions with BioReliance; Background of the Offer	22
12	Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement	25
13	Dividends and Distributions	41
14	Certain Conditions of the Offer	41
15	Certain Legal Matters	43
16	Fees and Expenses	46
17	Miscellaneous	46
Schedule I	Directors and Executive Officers of Invitrogen and the Purchaser	I-1
Schedule II	Section 262 of the Delaware General Corporation Law	II-1

i

SUMMARY TERM SHEET

     We are offering to purchase all of the outstanding common stock of BioReliance for $48.00 net per share in cash. The following are some of the questions you, as a stockholder of BioReliance, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal prior to making any decision regarding your shares because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

     Our name is Baseball Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of BioReliance and have carried on no activities other than in connection with the merger agreement among Invitrogen, us and BioReliance. We are a wholly-owned subsidiary of Invitrogen, a Delaware corporation listed on the Nasdaq National Market.

     Invitrogen is a leading supplier of kits, reagents, sera and cell media and informatics software for life sciences research, drug discovery, and the production of biopharmaceuticals. Invitrogen offers a full range of products that enable researchers to understand the molecular basis of life and potential mechanisms of disease, as well as identify attractive targets for drug development. Invitrogen’s products are also used to support the clinical development and commercial production of biopharmaceuticals.

     See the “INTRODUCTION” and “THE TENDER OFFER—Section 9—Certain Information Concerning the Purchaser and Invitrogen” of this Offer to Purchase.

Whose shares are being sought in the offer?

     We are seeking to purchase all of the outstanding common stock of BioReliance. See “INTRODUCTION” and “THE TENDER OFFER—Section 1—Terms of the Offer” of this Offer to Purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

     We are offering to pay $48.00 per share, net to you, in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “INTRODUCTION” and “THE TENDER OFFER—Section 1—Terms of the Offer” of this Offer to Purchase.

Do you have the financial resources to make payment?

     Yes. Invitrogen, our parent company, will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. Invitrogen expects to obtain sufficient funds from available cash and working capital. The offer is not conditioned upon any financing arrangements. See “THE TENDER OFFER—Section 10—Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my shares in the offer?

     We do not believe our or Invitrogen’s financial condition is relevant to your decision whether to tender your shares and accept the offer because:

•	the offer is being made for all outstanding shares solely for cash;

•	we, through our parent company, Invitrogen, have sufficient funds available to purchase all shares validly tendered in the offer;

•	the offer is not subject to any financing condition; and

•	if we consummate the offer, we will acquire all remaining shares in the merger for the same cash price as in the offer.

     See “THE TENDER OFFER—Section 10—Source and Amount of Funds” of this Offer to Purchase.

How long do I have to decide whether to tender my shares in the offer?

     You will have until 11:59 p.m., New York City time, on Thursday, February 5, 2004, to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “THE TENDER OFFER—Section 1—Terms of the Offer” and “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of this Offer to Purchase.

Can the offer be extended and under what circumstances?

     Subject to the terms of the merger agreement, including the parties’ right to terminate the merger agreement, we can extend the offer. We and BioReliance have agreed in the merger agreement that:

•	we may extend the offer without BioReliance’s consent for one or more periods of 10 business days if any one or more of the specified conditions to the offer are not satisfied (or waived by us);

•	we may extend the offer if we are required to do so by the rules and regulations of the Securities and Exchange Commission (the “SEC”) in connection with an increase in the consideration to be paid in the offer;

•	BioReliance may require us to extend the offer on one or more occasions for additional periods of up to 20 business days on each extension occasion if the only conditions that are not satisfied are the minimum condition (described below under “—What are the most significant conditions to the offer?”) and certain other conditions specified in the merger agreement; and

•	provided that we and Invitrogen waive certain conditions to the offer and agree not to assert them as a basis for not consummating the offer, we may extend the offer for up to 10 business days if the conditions to the offer have been satisfied but the number of shares tendered and not withdrawn, together with any shares beneficially owned by Invitrogen, is less than 90% of the then outstanding shares.

     We may also elect to provide a “subsequent offering period” of up to 20 business days for the offer. A subsequent offering period, if one is provided, will be an additional period of time from 3 to 20 business days beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

     See “THE TENDER OFFER—Section 1—Terms of the Offer” of this Offer to Purchase.

How will I be notified if the offer is extended?

     If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See “THE TENDER OFFER—Section 1—Terms of the Offer” of this Offer to Purchase.

What are the most significant conditions to the offer?

     There is no financing condition to the offer; however we are not obligated to purchase any tendered shares:

•	unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least 51% of the shares of BioReliance outstanding on a fully diluted basis (when we use the term “fully diluted basis” we mean the number of shares outstanding, together with the shares which BioReliance may be required to issue under options, warrants or other convertible securities or obligations it has outstanding) (this condition is called the minimum condition and cannot be waived by us without BioReliance’s consent);

•	if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, has not expired or been terminated;

•	any foreign antitrust clearance required to be obtained has not been obtained; or

•	if there shall have been a development or state of facts since December 24, 2003 that has resulted in or would reasonably be expected to result in a material adverse effect (as defined in the merger agreement) on BioReliance.

     A fuller discussion of the conditions to the consummation of the offer may be found in “THE TENDER OFFER—Section 14—Certain Conditions of the Offer” of this Offer to Purchase. We can waive any of the conditions to the offer without BioReliance’s consent, except the minimum condition.

How do I tender my shares?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of this Offer to Purchase.

Until what time can I withdraw previously tendered shares?

     You can withdraw shares at any time until the offer has expired and, if we have not, by February 5, 2004, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See “THE TENDER OFFER—Section 1—Terms of the Offer” and “THE TENDER OFFER—Section 3—Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered shares?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See “THE TENDER OFFER—Section 1—Terms of the Offer” and “THE TENDER OFFER—Section 3—Withdrawal Rights” of this Offer to Purchase.

What does the BioReliance board of directors think of the offer?

     We are making the offer pursuant to a merger agreement among Invitrogen, us and BioReliance. The board of directors of BioReliance has unanimously (i) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, (ii) determined that the transactions contemplated by the merger agreement, including the offer and the merger, are advisable and fair to, and in the best interests of, BioReliance and its stockholders, (iii) recommended that stockholders of BioReliance adopt the merger agreement, to the extent such adoption is required by applicable law and (iv) recommended that the stockholders of BioReliance accept the offer and tender their shares of BioReliance common stock to us under the offer. BioReliance has prepared a Solicitation/Recommendation Statement containing additional information regarding its determination and recommendation, which is being sent to BioReliance stockholders together with this Offer to Purchase. See the “INTRODUCTION” of this Offer to Purchase.

Have any BioReliance stockholders agreed to tender their shares?

     Yes. In connection with entering into the merger agreement, certain of BioReliance’s stockholders entered into an agreement with us agreeing to tender all of their shares of BioReliance common stock (which, together with options held by those stockholders, represent approximately 38.7% of the outstanding common stock of BioReliance), and to vote in favor of the merger. See “THE TENDER OFFER—Section 12—Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” of this Offer to Purchase.

Will the offer be followed by a merger if all the BioReliance shares are not tendered in the offer?

     Yes. If we accept for payment and pay for more than 51% of the outstanding shares on a fully-diluted basis of BioReliance, we will complete a merger with BioReliance. If that merger takes place, Invitrogen will own all of the shares of BioReliance and all remaining stockholders of BioReliance, other than us and stockholders properly exercising appraisal rights, will receive $48.00 per share in cash (or any other higher price per share paid in the offer). See “INTRODUCTION” and “THE TENDER OFFER—Section 12—Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” of this Offer to Purchase.

Are appraisal rights available in either the offer or the merger?

     Appraisal rights are not available in the offer. However, if you choose not to tender, and the offer is consummated, appraisal rights will be available in the merger. If you choose to exercise your appraisal rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on an independent appraisal of the fair value of your shares. This fair value may be more or less than the $48.00 per share that we are offering to pay you for your shares in the offer. See “THE TENDER OFFER—Section 15—Certain Legal Matters” of this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

     If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and the number of shares of BioReliance that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on The Nasdaq National Market or any other securities exchange, and BioReliance may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly-held companies. See “THE TENDER OFFER—Section 7—Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations” of this Offer to Purchase.

     If we purchase shares in the offer, we will be entitled to designate that number of directors to represent us on the BioReliance board of directors that is proportionate to the number of shares we hold. That means that if we acquire a majority of the outstanding shares in the offer, we will control the selection of a majority of BioReliance’s board of directors. In addition, at the effective time of the merger, directors selected by us will replace the directors of BioReliance. See “THE TENDER OFFER—Section 12—Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” of this Offer to Purchase.

What are the principal United States federal income tax consequences of the offer and the merger?

     The receipt of cash pursuant to the offer or the merger is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign laws. In general, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash you receive in the offer or the merger and your adjusted tax basis in the shares you tender and have accepted for payment in the offer or converted into cash in the merger, as the case may be. Gain or loss must be calculated separately for each block of shares you tender and have accepted for payment in the offer or converted into cash in the merger, as the case may be. See “THE TENDER OFFER—Section 5—Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

What is the market value of my shares as of a recent date?

     On December 23, 2003, the last trading day before BioReliance and Invitrogen announced that they had signed the merger agreement, the last sale price of the shares reported on The Nasdaq National Market was $48.00 per share. On January 7, 2004, the last trading day before we commenced our offer, the last sale price of the shares was $47.84 per share. We advise you to obtain a recent quotation for shares of BioReliance in deciding whether to tender your shares. See “THE TENDER OFFER—Section 6—Price Range of the Shares; Dividends” of this Offer to Purchase.

To whom may I speak if I have questions about the offer?

     You may call the information agent for the offer, MacKenzie Partners, Inc., at (800) 322-2885 (toll free), or the dealer manager for the offer, UBS Securities LLC, at (888) 327-0401 (toll free). See the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

     To the Holders of Common Stock of BioReliance Corporation:

INTRODUCTION

     Baseball Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Invitrogen Corporation, a Delaware corporation (“Invitrogen”), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share, of BioReliance Corporation, a Delaware corporation (“BioReliance”) (the “Shares”), at a price of $48.00 per Share, net to the seller in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 24, 2003 (the “Merger Agreement”), among Invitrogen, the Purchaser and BioReliance, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into BioReliance, with BioReliance surviving the merger as a wholly-owned subsidiary of Invitrogen (the “Merger”). At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held by BioReliance as treasury stock and Shares owned by Invitrogen or BioReliance or any subsidiary of Invitrogen or BioReliance or by stockholders, if any, who are entitled to and properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in “THE TENDER OFFER—Section 12—Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” of this Offer to Purchase, which also contains a discussion of the treatment of stock options. We are not asking for a proxy and you are requested not to send us a proxy. Any solicitation of proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of American Stock Transfer & Trust Company, which is acting as the Depositary (the “Depositary”), and MacKenzie Partners, Inc., which is acting as the Information Agent (the “Information Agent”), and UBS Securities LLC, which is acting as the Dealer Manager (the “Dealer Manager”), incurred in connection with the Offer. See “THE TENDER OFFER—Section 16—Fees and Expenses” of this Offer to Purchase.

     The board of directors of BioReliance (the “BioReliance Board”) has unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, BioReliance and its stockholders, (iii) recommended that stockholders of BioReliance adopt the Merger Agreement, to the extent such adoption is required by applicable law and (iv) recommended that the stockholders of BioReliance accept the Offer and tender their Shares to the Purchaser under the Offer. The factors considered by the BioReliance Board in arriving at its decision to approve the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that BioReliance stockholders accept the Offer and tender their Shares pursuant to the Offer are described in BioReliance’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the SEC and is being mailed to BioReliance stockholders with this Offer to Purchase.

     Bear, Stearns & Co. Inc. (“Bear Stearns”) has acted as BioReliance’s financial advisor. Bear Stearns has delivered to the BioReliance Board its written opinion, dated December 23, 2003, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received in the Offer and the Merger is fair, from a financial point of view, to the stockholders of BioReliance (other than the stockholders of BioReliance who entered into the Voting and Tender Agreement) (as defined in “THE TENDER OFFER—Section 12—Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” of this Offer to Purchase). A copy of the written opinion of Bear Stearns is set forth in full as an annex to the Schedule 14D-9. Stockholders are urged to, and should, carefully read the Schedule 14D-9 and such opinion in their entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Bear Stearns.

     The Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in “THE TENDER OFFER—Section 1—Terms of the Offer” of this Offer to Purchase) that number of Shares that would represent 51% of the Shares on a fully-diluted basis on the date of purchase (the “Minimum Condition”). The Offer is also conditioned upon, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated, foreign antitrust clearance required to be obtained having been obtained, and the absence of any development or state of facts since December 24, 2003 that has resulted in or would reasonably be expected to result in a material adverse effect (as defined in the Merger Agreement) on BioReliance. See “THE TENDER OFFER—Section 1—Terms of the Offer”, “THE TENDER OFFER—Section 14—Certain Conditions of the Offer” and “THE TENDER OFFER—Section 15—Certain Legal Matters” of this Offer To Purchase.

     Consummation of the Merger is subject to satisfaction of certain conditions, including (if required by the DGCL) approval by BioReliance stockholders and Shares having been purchased pursuant to the Offer. In the event that the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer to Purchase, the Purchaser will be able to merge with and into BioReliance pursuant to the short-form merger provisions of the DGCL, without prior notice to, or any action by any other stockholder of BioReliance. In addition, in order to facilitate a short-form merger following completion of the Offer, BioReliance has granted the Purchaser an option to purchase up to the number of newly issued Shares, not to exceed 1,682,784 Shares, that represents one Share more than 90% of the outstanding Shares for a purchase price of $48.00 per Share (or the highest price paid for a Share in the Offer). The option is exercisable only if the Purchaser has purchased and paid for at least 88% of the outstanding Shares pursuant to the Offer. The Merger Agreement is more fully described in “THE TENDER OFFER—Section 12—Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” of this Offer to Purchase.

     BioReliance has informed the Purchaser that, as of December 31, 2003, there were: 8,431,979 Shares issued and outstanding and 906,482 Shares issuable upon exercise of outstanding options to purchase Shares from BioReliance. Based upon the foregoing and assuming that no Shares are otherwise issued after December 31, 2003, the Minimum Condition will be satisfied if a number of Shares are validly tendered and not withdrawn prior to the Expiration Date that, when taken together with any Shares beneficially owned by Invitrogen, equals at least 4,762,616 Shares. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on a fully diluted basis on the date that the Purchaser accepts Shares for payment pursuant to the Offer. Certain stockholders of BioReliance, who own 3,263,941 outstanding Shares (including 16,000 Shares issuable upon exercise of outstanding options to purchase Shares from BioReliance), have agreed to tender their Shares in the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the BioReliance Board and to effect the Merger without the affirmative vote of any other stockholder of BioReliance. See “THE TENDER OFFER—Section 12—Purpose of the Offer and

the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” of this Offer to Purchase.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in “THE TENDER OFFER—Section 5—Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

     This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

SECTION 1
TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date in accordance with the procedures described in “—Section 2—Procedures for Tendering Shares” below and not properly withdrawn in accordance with “—Section 3—Withdrawal Rights” below. The term “Expiration Date” means 11:59 p.m., New York City time, on February 5, 2004, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     The Purchaser or Invitrogen may extend the Expiration Date, and thereby delay acceptance for payment of, and the payment for, any Shares, without the consent of BioReliance, by giving oral or written notice of such extension to the Depositary:

•	from time to time, for up to 10 business days from the then applicable Expiration Date, if, at the then applicable Expiration Date, one or more conditions to the Offer have not been satisfied or waived until the date such conditions are satisfied or waived and Invitrogen becomes obligated to accept for payment and pay for the Shares tendered pursuant to the Offer;

•	for any period required by applicable SEC rules and regulations in connection with an increase in the consideration to be paid in the Offer; or

•	provided that the Purchaser and Invitrogen waive certain conditions to the Offer and agree not to assert them as a basis for not completing the Offer, for up to 10 business days from the then applicable Expiration Date, if, at the then applicable Expiration Date, all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn, together with any Shares beneficially owned by Invitrogen, is less than ninety percent (90%) of the outstanding number of Shares.

     If, at the then applicable Expiration Date, certain conditions to the Offer specified in the Merger Agreement have not been satisfied or waived, then the Purchaser will extend the Offer from time to time until such conditions are satisfied or waived for a period not to exceed 20 business days after expiration of the initial Offer period on February 5, 2004.

Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

     The Purchaser and Invitrogen expressly reserve the right to modify the terms of the Offer. However, neither the Purchaser nor Invitrogen may, without BioReliance’s prior written consent, make any changes in the terms and conditions of the Offer that:

•	decrease the price per Share payable in the Offer;

•	change the form of consideration to be paid for the Shares in the Offer;

•	decrease the number of Shares to be purchased in the Offer;

•	amend or waive satisfaction of the Minimum Condition;

•	extend the Offer, except as set forth in the Merger Agreement or required by the SEC;

•	impose conditions to the Offer in addition to the Minimum Condition and those set forth in “—Section 14—Certain Conditions to the Offer” below; or

•	amend any other term of the Offer in a manner adverse to the holders of Shares.

     If by 11:59 p.m., New York City time, on February 5, 2004 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, reserves the right (but is not obligated):

•	to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

•	except as set forth above with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn;

•	as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or

•	except as set forth above, to amend the Offer.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), which require that material changes be promptly disseminated to holders of Shares), the Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date the Purchaser decreases the number of shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such decrease or increase is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period for up to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things:

•	the initial 20 business day period of the Offer has expired;

•	the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer;

•	the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration;

•	the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period; and

•	the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

     The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after February 5, 2004. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify BioReliance stockholders consistent with the requirements of the SEC.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

     BioReliance has provided the Purchaser with BioReliance’s stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2
PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a holder of Shares to validly tender Shares pursuant to the Offer:

•	the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase;

•	in the case of a transfer effected pursuant to the book-entry transfer procedures described under “Book-Entry Transfer”, either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or

•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under “Guaranteed Delivery”.

     In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), is received by the Depositary.

     The valid tender of Shares pursuant to one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the option and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation (as defined below)). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation”. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

     The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce that agreement against the participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an “Eligible Institution”).

     In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

•	either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under

“Book-Entry Transfer”, either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents, is received by the Depositary at one of its addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

•	certificates for (or a timely Book-Entry Confirmation with respect to) such Shares;

•	a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and

•	any other documents required by the Letter of Transmittal.

     Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

     Appointment as Proxy. By executing a Letter of Transmittal (or facsimile thereof), (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as the stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder’s rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 5, 2004. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by the stockholder as provided herein. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities in respect of any annual, special or adjourned meeting of BioReliance’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Invitrogen, BioReliance, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     Backup Withholding. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at a rate of 28%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Some stockholders (including, among others, corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 3
WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 5, 2004.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in “—Section 2—Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in “—Section 2—Procedures for Tendering Shares” above at any time prior to the Expiration Date.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of the Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Invitrogen, BioReliance, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

SECTION 4
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in “—Section 14—Certain Conditions of the Offer” below, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with “—Section 3—Withdrawal Rights” above promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer). If the Purchaser provides a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees; or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures described in “—Section 2—Procedures for Tendering Shares” above, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents.

     Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the

Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as reasonably practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in “—Section 3—Withdrawal Rights” above.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in “—Section 2—Procedures for Tendering Shares” above, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Invitrogen or to any direct or indirect subsidiary of Invitrogen, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

SECTION 5
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address stockholders of Shares in whose hands Shares are not capital assets within the meaning of Section 1221 of the Code, nor does it address stockholders who are subject to special tax treatment under the Code (such as stockholders who hold Shares as part of a hedging, “straddle,” conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation or who are insurance companies, tax-exempt organizations, financial institutions or United States expatriates). This discussion does not discuss the United States federal income tax consequences to any stockholder of BioReliance who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws. The tax consequences of the Offer and Merger to stockholders who hold their shares through a partnership or other pass-through entity will generally depend upon the stockholder’s status for U.S. federal income tax purposes.

     The United States federal income tax consequences set forth below are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of BioReliance. Because individual circumstances may differ, each holder of Shares should consult such stockholder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the stockholder’s aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 15%. In addition, there are limits on the deductibility of capital losses.

     A stockholder (other than certain exempt stockholders including, among others, corporations and certain foreign individuals) that tenders Shares may be subject to 28% backup withholding unless the stockholder provides its TIN and certifies under penalty of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under “—Section 2—Procedures for Tendering Shares” above. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 28% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     The summary of tax consequences set forth above is for general information only and is based on the law in effect on the date hereof. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

SECTION 6
PRICE RANGE OF THE SHARES; DIVIDENDS

     The Shares are traded on The Nasdaq National Market under the symbol “BREL”. The shares have traded on The Nasdaq National Market since July 29, 1997, the date of BioReliance’s initial public offering. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share, as reported by Nasdaq.

	High	Low

Fiscal Year Ended December 31, 2002:
First Quarter	$34.35	$13.85
Second Quarter	27.99	21.62
Third Quarter	27.59	18.86
Fourth Quarter	27.99	20.17
Fiscal Year Ended December 31, 2003:
First Quarter	25.85	15.11
Second Quarter	24.35	17.93
Third Quarter	28.39	20.07
Fourth Quarter	48.31	25.77
Fiscal Year Ending December 31, 2004:
First Quarter (through January 7, 2004)	47.99	47.81

     On December 23, 2003, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on Nasdaq was $48.00 per Share. On January 7, 2004, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on Nasdaq was $47.84 per Share. Stockholders are urged to obtain current market quotations for the Shares.

     BioReliance has never paid cash dividends on its Shares. Under the Merger Agreement, BioReliance is prohibited from paying or declaring dividends in respect of its Shares without the prior written consent of Invitrogen. The Credit Agreement, dated August 12, 2003, among BioReliance and BioReliance (Glasgow) Ltd., as Borrowers, the subsidiaries of BioReliance identified therein, as Guarantors, Bank of America, N.A., as Administrative Agent, Security Trustee and L/C Issuer, the Lenders party thereto and Banc of America Securities LLC, as the Sole Lead Arranger and Sole Book Manager, also restricts the payment of dividends.

SECTION 7
EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING;
EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Nasdaq Quotation. The Shares are traded through Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued designation for The Nasdaq National Market. According to Nasdaq’s published guidelines, Nasdaq would consider delisting the Shares if, among other things, (i) the number of publicly held Shares falls below 750,000, (ii) the market value of publicly held Shares is less than $5 million, (iii) the total number of holders of Shares falls below 400 or (iv) less than two market makers remain. Shares held by officers or directors of BioReliance or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to BioReliance, as of December 31, 2003, there were 8,431,979 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued inclusion in The Nasdaq National Market, the market for Shares could be adversely affected.

     In the event that the Shares were no longer eligible for Nasdaq quotation, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of BioReliance to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by BioReliance to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to BioReliance, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to BioReliance. Furthermore, the ability of “affiliates” of BioReliance and persons holding “restricted securities” of BioReliance to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting and would no longer constitute “margin securities” under the Federal Reserve Board’s regulations. The Purchaser intends to seek to cause BioReliance to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, then such shares will be delisted from all stock exchanges and the registration of such shares under the Exchange Act will be terminated following consummation of the Merger.

     Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares.

     Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

SECTION 8
CERTAIN INFORMATION CONCERNING BIORELIANCE

     General. BioReliance is a Delaware corporation with its principal office located at 14920 Broschart Road, Rockville, Maryland 20850. BioReliance’s telephone number at that address is (301) 738-1000. BioReliance is a contract service organization that provides testing and development, and manufacturing services for biologics and other biomedical products to biotechnology and pharmaceutical companies worldwide.

     Available Information. BioReliance is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning BioReliance’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of BioReliance’s securities and any material interest of such persons in transactions with BioReliance is required to be disclosed in BioReliance’s proxy statements distributed to BioReliance’s stockholders and filed with the SEC. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information are obtainable, by mail, upon payment of the

SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

     Except as otherwise stated in this Offer to Purchase, the information concerning BioReliance contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser and Invitrogen do not have any knowledge that any such information is untrue, neither the Purchaser nor Invitrogen takes any responsibility for the accuracy or completeness of such information or for any failure by BioReliance to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     Certain Forward-Looking Financial Data. Prior to entering into the Merger Agreement, in connection with Invitrogen’s due diligence investigation of BioReliance, BioReliance provided Invitrogen with certain non-public historical and forward-looking financial information. In particular, at a meeting held on December 11, 2003, BioReliance’s management presented to Invitrogen:

•	an internal forecast of BioReliance’s operating results for the fourth quarter of 2003, which reflected expected revenue of approximately $29.9 million and expected net income of approximately $3.4 million or $0.39 per share for the quarter ending December 31, 2003; and

•	an operating budget for 2004, which reflected target revenue of approximately $126.7 million and target net income of approximately $21.1 million or $2.41 per share for the year ending December 31, 2004.

     BioReliance informed Invitrogen that the internal forecast for the fourth quarter of 2003 did not take into account any of the legal, accounting, investing banking or other fees or expenses incurred in connection with the Merger Agreement. BioReliance also informed Invitrogen that the operating budget for 2004 was principally a tool for setting and measuring management objectives and did not include any discount for unforeseen risks or uncertainties that BioReliance generally applied in preparing its external guidance. BioReliance also informed Invitrogen that the 2004 budget assumed, among other things, that BioReliance would dispose of its U.S. manufacturing business prior to the end of the first quarter of 2004, which (i) was unlikely to occur at all, if the Offer and Merger were consummated and (ii) was unlikely to occur within the expected timeframe, if the Offer and Merger were not consummated.

     BioReliance has advised Invitrogen that:

•	the internal forecast and budget were not prepared with a view to public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles;.

•	BioReliance’s certified public accountants have not examined or compiled the internal forecast or budget and, accordingly, assume no responsibility for them;

•	the internal forecast and budget are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution;

•	the internal forecast and budget are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments;

•	the internal forecast and budget are based upon a variety of estimates and assumptions made by management of BioReliance with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, operating and other revenues and expenses, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond BioReliance’s control;

•	there can be no assurance that the assumptions made in preparing the internal forecast and budget will prove accurate, and actual results may be materially greater or less than those contained in the internal forecast and budget;

•	the internal forecast and budget do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, which could cause actual results to differ materially from those forecast or targeted; and

•	neither BioReliance nor any of its affiliates or representatives has made, or makes, any representation to Invitrogen or any stockholder regarding the information contained in the internal forecast and budget and none of them intends to update or otherwise revise the internal forecast and budget to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

     For these reasons, as well as the bases and assumptions on which the internal forecast and budget were compiled, the inclusion of such internal forecast and budget herein should not be regarded as an indication that BioReliance, Invitrogen, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the internal forecast and budget should not be relied on as such. Neither Invitrogen nor BioReliance assumes any responsibility for the completeness or accuracy of the internal forecast or budget. The internal forecast and budget are included herein solely because BioReliance made them available to Invitrogen in connection with its evaluation of the transactions contemplated by the Merger Agreement.

SECTION 9
CERTAIN INFORMATION CONCERNING THE PURCHASER AND INVITROGEN

     The Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is a wholly-owned subsidiary of Invitrogen, organized for the purpose of acquiring BioReliance. Invitrogen is a leading supplier of kits, reagents, sera and cell media and informatics software for life sciences research, drug discovery, and the production of biopharmaceuticals. Invitrogen offers a full range of products that enable researchers to understand the molecular basis of life and potential mechanisms of disease, as well as identify attractive targets for drug development. Invitrogen’s products are also used to support the clinical development and commercial production of biopharmaceuticals. The principal executive offices of the Purchaser and Invitrogen are located at 1600 Faraday Avenue, Carlsbad, California 92008. The telephone number for the Purchaser and Invitrogen is (760) 603-7200. Additional information concerning Invitrogen is set forth in the filings it has made with the SEC, and such filings may be obtained free of charge from the SEC at its web site on the Internet at http://www.sec.gov.

     The name, citizenship, business address, principal occupation and five-year employment history of each of the directors and executive officers of Invitrogen and the Purchaser are set forth in Schedule I to this Offer to Purchase. None of Invitrogen or the Purchaser nor, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority owned subsidiary of any of the foregoing, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws.

     Except as described in this Offer to Purchase, none of Invitrogen or the Purchaser nor, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has any right to acquire, directly or indirectly, any Shares, and none of Invitrogen or the Purchaser nor, to their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Voting and Tender Agreement and as otherwise described in this Offer to Purchase, (i) none of Invitrogen, the Purchaser nor any of their respective subsidiaries nor, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of BioReliance, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, and (ii) none of Invitrogen, the Purchaser nor, to their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with BioReliance or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Set forth in “—Section 11—Contacts and Transactions with BioReliance; Background of the Offer” below and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of the Purchaser or Invitrogen, or any of their respective subsidiaries or any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and BioReliance or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 10
SOURCE AND AMOUNT OF FUNDS

     The Purchaser’s obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. Invitrogen and the Purchaser estimate that the total amount of funds required to purchase Shares pursuant to the Offer and the Merger, including payments to be made to holders of options, will be approximately $430 million to $448 million (depending upon the number of options exercised prior to the Effective Time), plus certain customary fees and expenses incurred in connection with the Offer and the Merger. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Invitrogen. Invitrogen plans to make these contributions or loans from available cash and working capital.

SECTION 11
CONTACTS AND TRANSACTIONS WITH
BIORELIANCE; BACKGROUND OF THE OFFER

     Invitrogen continually explores and conducts internal discussions with regard to acquisitions and other strategic corporate transactions that are consistent with its corporate strategies.

     In August 2002, at Invitrogen’s request, UBS Securities LLC (“UBS”) contacted BioReliance regarding a possible business combination. BioReliance forwarded this unsolicited indication of interest to their financial advisor, Bear Stearns.

     Subsequently, Bear Stearns contacted Invitrogen and advised Invitrogen that it had, on behalf of BioReliance, commenced an auction process for the possible sale of BioReliance. Invitrogen expressed an interest in participating in the auction, executed a confidentiality agreement on August 30, 2002 and received a confidential information memorandum regarding BioReliance from Bear Stearns.

     On September 12, 2002, Invitrogen submitted an initial proposal to acquire BioReliance that contemplated a potential purchase price in the range of $28.00 to $31.00 per share in cash. Bear Stearns advised Invitrogen that other prospective acquirors had proposed to acquire BioReliance for amounts of up to $35.00 per share in cash and stock. On September 24, 2002, Invitrogen indicated that it was prepared to consider a purchase price per share of $32.00 to $35.00 in cash.

     Bear Stearns conducted further discussions with Invitrogen, and Invitrogen continued its business, legal and financial diligence through September and October, attending management presentations with BioReliance’s senior management and reviewing documents provided by BioReliance in a data room on October 10th and 11th, 2002.

     On October 14, 2002, Invitrogen’s management discussed with Invitrogen’s Board of Directors (the “Invitrogen Board”) a potential acquisition of BioReliance, and Invitrogen formally engaged UBS as its financial advisor in connection with the possible acquisition.

     On October 24, 2002, Invitrogen’s management provided an update to the Invitrogen Board relating to a potential acquisition of BioReliance.

     On November 22, 2002, Invitrogen’s management provided a detailed review of a potential acquisition of BioReliance to the Invitrogen Board. Shortly following this board meeting, UBS informed Bear Stearns that the Invitrogen Board did not support moving forward with a transaction at that time and that Invitrogen was withdrawing its nonbinding bid.

     On December 5, 2002, Invitrogen management and UBS provided an update to the Invitrogen Board relating to the status of the process with BioReliance.

     During the period from December 2002 until July 2003, Invitrogen continued to consider BioReliance as a potential acquisition candidate in its strategic planning processes. In July 2003, management of Invitrogen presented its annual strategic plan to the Invitrogen Board. This plan highlighted BioReliance as an acquisition target.

     On September 8, 2003, Invitrogen delivered to Bear Stearns a written indication of interest for an all cash transaction at a value of $35.00 per share.

     On September 19, 2003, BioReliance advised Bear Stearns that BioReliance was not interested in pursuing a transaction with Invitrogen at that time on the terms proposed.

     During October 2003, Invitrogen management had several discussions with BioReliance management regarding Invitrogen’s interest in BioReliance’s U.S. biologics manufacturing facility.

     On October 6, 2003, Capers W. McDonald, President and Chief Executive Officer of BioReliance, contacted Gregory T. Lucier, President and Chief Executive Officer of Invitrogen, by telephone. During this call, Mr. Lucier indicated that Invitrogen was interested in meeting in person with BioReliance management to visit BioReliance’s U.S. biologics manufacturing facility and discuss opportunities related to that business. Mr. Lucier also indicated an interest on Invitrogen’s part in discussing a possible acquisition of BioReliance.

     On October 17, 2003, Invitrogen executed a special purpose confidentiality agreement with BioReliance. Invitrogen received copies of a written presentation concerning BioReliance’s biologics manufacturing opportunities on October 18, 2003.

     On October 21, 2003, Invitrogen’s management made a report to the Invitrogen Board on merger and acquisition strategy that included a discussion of BioReliance.

     Representatives of Invitrogen’s management toured BioReliance’s U.S. manufacturing facilities and participated with management in discussions concerning the related opportunities on November 6, 2003. At that meeting, Invitrogen management expressed interest in pursuing the biologics manufacturing opportunities.

     On October 30, 2003, Sidney R. Knafel, the chairman of the BioReliance Board, and Mr. Lucier met to discuss Invitrogen’s continued interest in acquiring BioReliance.

     On November 14, 2003, Invitrogen submitted to Mr. Knafel a written indication of interest with respect to an acquisition of BioReliance at a price of between $47.00 and $49.00 per share, with 70% of the consideration to be paid in cash and 30% to be paid in the form of Invitrogen common stock.

     On November 19, 2003, Messrs. Knafel and Lucier discussed Invitrogen’s proposal by telephone, and Mr. Knafel indicated that he would be prepared to recommend a transaction under the proposed structure (70% cash and 30% stock) at a price of $49.00 per share.

     On November 20, 2003, Mr. Knafel telephoned Mr. Lucier to communicate BioReliance’s interest in pursuing the proposed transaction.

     On November 24, 2003, Invitrogen’s legal advisors, Fulbright & Jaworski L.L.P. (“Fulbright”), circulated a draft of the Merger Agreement. Negotiations on the terms of the definitive Merger Agreement occurred over the course of the next several weeks.

     On December 1, 2003, at a special meeting of the Invitrogen Board, members of Invitrogen’s senior management discussed with the Invitrogen Board the negotiations that had taken place with BioReliance, the status of Invitrogen’s due diligence, the anticipated structure of a potential transaction (70% cash and 30% Invitrogen common stock), a range of prices for the transaction, and other related matters. The members of the Invitrogen Board, having determined that the proposed acquisition of BioReliance on the terms presented at the meeting were in the best interest of Invitrogen, authorized management to finalize negotiations with BioReliance in accordance with the terms presented to the Invitrogen Board.

     On December 9, 2003, BioReliance and Invitrogen amended their confidentiality agreement to extend to confidential information provided by Invitrogen to BioReliance and its representatives.

     On December 10, 2003, Messrs. Knafel and Lucier met and discussed the status of the potential transaction.

     In mid-December 2003, Invitrogen and its representatives continued and finalized their due diligence review, including further discussions with BioReliance’s management, and BioReliance’s legal, financial and accounting advisors also conducted a due diligence review of Invitrogen.

     During the evening of December 19, 2003, as an alternative to the $49.00 per share, 70% cash and 30% stock transaction then under discussion, Invitrogen proposed an all cash transaction at a price of $47.00 per share. Such transaction would be implemented through a cash tender offer. BioReliance indicated to Invitrogen that it was supportive of an all cash transaction, provided that the price was increased to $48.00 per share.

     Later during the evening of December 19, 2003, Messrs. Lucier and Knafel discussed and agreed to recommend to their respective boards of directors an all cash price of $48.00 per share.

     On December 21, 2003, Fulbright circulated a revised draft of the Merger Agreement reflecting the $48.00 per share all cash tender offer structure.

     During the morning of December 22, 2003, representatives of BioReliance’s and Invitrogen’s management teams, and BioReliance’s and Invitrogen’s legal and financial advisors, participated in a telephone conference to negotiate the terms of the revised draft of the Merger Agreement circulated by Fulbright on December 21, 2003.

     During the evening of December 22, 2003, Messrs. Knafel and Lucier discussed and resolved the outstanding business issues in connection with the draft Merger Agreement.

     On December 22, 2003, at a special meeting of the Invitrogen Board, members of Invitrogen’s senior management reviewed the negotiations that had taken place with BioReliance since the December 1, 2003 meeting of the Invitrogen Board, including, without limitation, the proposal to acquire all of the outstanding common stock of BioReliance in a cash tender offer for $48.00 per share. The members of the Invitrogen Board, having determined that the proposed acquisition of BioReliance on the revised terms presented at the meeting were in the best interest of Invitrogen, approved the acquisition on such terms and authorized the executive officers of Invitrogen to finalize and execute the definitive Merger Agreement and ancillary documents.

     BioReliance, Invitrogen and the Purchaser executed the Merger Agreement early in the morning of December 24, 2003. The Voting and Tender Agreement was executed by Invitrogen and the stockholders of BioReliance party thereto on December 24, 2003. BioReliance and Invitrogen issued a joint press release announcing the transaction prior to the opening of the U.S. financial markets on December 24, 2003.

     On January 8, 2004, Invitrogen and the Purchaser commenced the Offer.

SECTION 12
PURPOSE OF THE OFFER AND THE MERGER;
PLANS FOR BIORELIANCE; THE MERGER AGREEMENT; THE
VOTING AND TENDER AGREEMENT; AND THE CONFIDENTIALITY AGREEMENT

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Invitrogen to acquire control of, and the entire equity interest in, BioReliance. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of BioReliance who tender and sell their Shares in the Offer will cease to have any equity interest in BioReliance and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in BioReliance and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL (a copy of which is attached as Schedule II to this Offer to Purchase). Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of BioReliance will not bear the risk of any decrease in the value of BioReliance.

     If the Minimum Condition and the other conditions to the Offer are satisfied or waived by the Purchaser and if the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved without the approval of the holders of any other Shares, although a stockholder vote may be necessary (in which case the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares would be required). Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of voting securities of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, pursuant to a short-form merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Thus, if the Purchaser acquires in the aggregate at least 90% of the Shares then outstanding pursuant to the Offer or otherwise, Invitrogen may elect to complete a short-form merger of the Purchaser with and into BioReliance without any further approval of the BioReliance Board or the BioReliance stockholders.

     Plans for BioReliance. Pursuant to the terms of the Merger Agreement, Invitrogen currently intends, promptly upon the date upon which the Purchaser purchases Shares pursuant to the Offer (the “Control Date”), to exercise its right under the Merger Agreement to designate a majority of directors to the BioReliance Board to reflect its total voting power of Shares then outstanding. Invitrogen and the Purchaser intend to consummate the Merger as soon as possible following the consummation of the Offer. Except as otherwise provided in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of BioReliance will be continued substantially as they are currently being conducted. Invitrogen will continue to evaluate the business and operations of BioReliance during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. In addition, Invitrogen will continue to seek additional information about BioReliance during such time periods. Thereafter, Invitrogen intends to review such additional information as part of a comprehensive review of BioReliance’s business, operations, capitalization and management with a view to optimizing development of BioReliance’s potential in conjunction with Invitrogen’s businesses.

     Except as set forth in this Offer to Purchase, the Purchaser and Invitrogen have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving BioReliance or any of its subsidiaries (such as a merger, reorganization, liquidation or relocation of any operations), any sale or other transfer of a material amount of assets, any change in the BioReliance Board or management, any material change in BioReliance’s capitalization or dividend policy or any other material change in BioReliance’s corporate structure or business.

     The Merger Agreement. The following is a summary of material provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of such agreement and is qualified in its entirety by reference to the full text of such agreement filed with the SEC and incorporated by reference in the Tender Offer Statement on Schedule TO filed by the Purchaser and Invitrogen with the SEC in connection with the Offer (the “Schedule TO”) of which this Offer to Purchase is a part. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. Capitalized terms not otherwise defined below will have the meaning set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in “—Section 9—Certain Information Concerning the Purchaser and Invitrogen” above.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in any event no later than January 8, 2004. The Purchaser’s obligation to accept for payment, purchase and pay for Shares validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction of the condition that the number of shares that have been validly tendered and not withdrawn prior to the expiration of the Offer, when taken together with any shares owned by Invitrogen, represent at least 51% of the shares outstanding on a fully diluted basis (the “Minimum Condition”) and certain other conditions described in “—Section 14—Certain Conditions to the Offer” below. The Merger Agreement provides that each stockholder who tenders Shares in the Offer will receive $48.00 for each Share tendered, net to the stockholder in cash, without interest and subject to reduction for any applicable withholding or stock transfer taxes payable by the stockholder.

     The Purchaser and Invitrogen expressly reserve the right to modify the terms of the Offer. However, neither the Purchaser nor Invitrogen may, without BioReliance’s prior written consent, make any changes in the terms and conditions of the Offer that:

•	decrease the price per Share payable in the Offer;

•	change the form of consideration to be paid for the Shares in the Offer;

•	decrease the number of Shares to be purchased in the Offer;

•	amend or waive satisfaction of the Minimum Condition;

•	extend the Offer, except as set forth in the Merger Agreement or required by the SEC;

•	impose conditions to the Offer in addition to the Minimum Condition and those set forth in “—Section 14—Certain Conditions to the Offer” below; or

•	amend any other term of the Offer in a manner adverse to the holders of Shares.

     The Purchaser or Invitrogen may extend the then applicable Expiration Date, without the consent of BioReliance:

•	from time to time, for up to 10 business days from the then applicable Expiration Date, if, at the then applicable Expiration Date, one or more conditions to the Offer have not been satisfied or waived until the date such conditions are satisfied or waived and Invitrogen becomes obligated to accept for payment and pay for the Shares tendered pursuant to the Offer;

•	for any period required by applicable SEC rules and regulations in connection with an increase in the consideration to be paid in the Offer; or

•	for up to 10 business days from the then applicable Expiration Date, if, at the then applicable Expiration Date, all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn, together with any Shares beneficially owned by Invitrogen, is less than ninety percent (90%) of the outstanding number of Shares.

     If, at the then applicable Expiration Date, certain conditions to the Offer specified in the Merger Agreement have not been satisfied or waived, then the Purchaser will extend the Offer from time to time until such conditions are satisfied or waived for a period not to exceed 20 business days after expiration of the initial Offer period on February 5, 2004.

     If the Minimum Condition is satisfied and the Purchaser purchases Shares pursuant to the Offer, the Purchaser may provide a Subsequent Offering Period of not more than 20 business days in accordance with Rule 14d-11 under the Exchange Act.

     Upon the satisfaction and waiver of all the conditions to the Offer and subject to the terms of the Merger Agreement, the Purchaser will accept for payment, purchase and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the expiration of the Offer.

     BioReliance Board Representation. The Merger Agreement provides that from and after the purchase by the Purchaser of any Shares pursuant to the Offer, the Purchaser is entitled to designate for election as directors of BioReliance such number of directors, rounded up to the next whole number, as is equal to the product of (i) the total number of directors of BioReliance constituting the whole BioReliance Board (giving effect to any increase in the number of directors in order to comply with this provision) and (ii) the percentage that the Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including Shares accepted for payment for pursuant to the Offer, but excluding Shares held by BioReliance or any of its subsidiaries) bears to the number of Shares then outstanding. BioReliance is required under the Merger Agreement to take all action necessary to cause the Purchaser’s designees to be elected or appointed to the BioReliance Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors; provided, however, that the BioReliance Board must at all times until the Effective Time have at least three directors who are directors on the date of the Merger Agreement and who are neither officers of BioReliance nor designees, stockholders, affiliates or associates of Invitrogen (the “Independent Directors”). In the event that no Independent Directors remain, the other directors will designate one person who is neither an officer of BioReliance nor a designee, stockholder, affiliate or associate of Invitrogen to fill such vacancy and such person will be deemed to be an Independent Director for all purposes of the Merger Agreement.

     Following the time that the Purchaser’s designees constitute a majority of the BioReliance Board and until the Effective Time, the vote of a majority of the Independent Directors will be required to:

•	amend or terminate the Merger Agreement on behalf of BioReliance;

•	exercise of waive any of BioReliance’s rights or remedies under the Merger Agreement; or

•	take any other action by BioReliance in connection with the Merger Agreement required to be taken by the BioReliance Board.

     In addition, from and after the purchase by the Purchaser of any Shares pursuant to the Offer, BioReliance has agreed, if requested by the Purchaser, to cause individual directors designated by the Purchaser to constitute the number of members, rounded up to the next whole number, on each committee of the BioReliance Board and each board of directors of each BioReliance subsidiary, and each committee thereof, that represents the same percentage as the Purchaser’s designees represent on the BioReliance Board.

     Top-Up Option. Pursuant to the Merger Agreement, Invitrogen and the Purchaser have an irrevocable option (the “Top-Up Option”) to purchase from BioReliance, at a price per Share equal to the Offer Price, a number of Shares (the “Top-Up Option Shares”), not to exceed 1,682,784 Shares, that, when added to the number of any outstanding Shares owned by Invitrogen or the Purchaser or any wholly-owned subsidiary of Invitrogen or the Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares.

     The Top-Up Option may be exercised by Invitrogen or the Purchaser, in whole or in part:

•	only after the Purchaser has purchased and paid for Shares constituting 88% of the then outstanding Shares; and

•	at any one time on or after the Expiration Date of the Offer and on or prior to the 10th business day after the later of the Expiration Date of the Offer or the expiration of any Subsequent Offering Period.

     The Merger. The Merger Agreement provides that, at the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, the Purchaser will be merged with and into BioReliance. Following the Merger, BioReliance will continue as the surviving corporation (the “Surviving Corporation”) and will be a wholly-owned subsidiary of Invitrogen.

     BioReliance has agreed that if approval of BioReliance’s stockholders is required by applicable law to consummate the Merger (in which case the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares would be required), it will:

•	cause a meeting of its stockholders to be duly called held as soon as practicable following the date on which the Purchaser accepts Shares for payment and purchase pursuant to the Offer,

for the purpose of voting on the approval of the Merger and adoption of the Merger Agreement;

•	prepare and file a preliminary proxy or information statement with the SEC relating to the Merger and the Merger Agreement (including the BioReliance’s Board’s recommendation that the stockholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement), use its best efforts to respond promptly to any comments of the SEC and cause a definitive proxy or information statement to be mailed to BioReliance’s stockholders; and

•	use its best efforts to obtain from BioReliance’s stockholders the necessary approvals of the Merger and the Merger Agreement.

     Certificate of Incorporation and Bylaws. The Merger Agreement provides that the Certificate of Incorporation of BioReliance, as in effect immediately prior to the Effective Time, will be amended in the Merger and as so amended will be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Purchaser at the Effective Time will be the Bylaws of the Surviving Corporation.

     Directors and Officers. Pursuant to the Merger Agreement, and subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of BioReliance immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

     Conversion of Shares. Pursuant to the Merger Agreement, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Invitrogen, the Purchaser or BioReliance, all of which will be canceled, and Shares held by stockholders who are entitled to and have properly exercised their appraisal rights under the DGCL) will be converted automatically into the right to receive a cash amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), and (ii) each share of common stock of the Purchaser outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation, and such shares will be the only outstanding shares of capital stock of the Surviving Corporation. Stockholders who perfect their right to appraisal of their Shares under the DGCL will be entitled to the amounts determined pursuant to such proceeding. See “—Section 15—Certain Legal Matters” below.

     Company Option Plans and Employee Stock Purchase Plan. The Merger Agreement provides that, immediately upon acceptance of the Shares pursuant to the Offer, each outstanding option to purchase Shares that was granted under BioReliance’s Amended and Restated Stock Incentive Plan (the “1997 Plan”) shall vest and become immediately and fully exercisable. In addition, if so provided in the option agreement evidencing such option and otherwise permitted by the 1997 Plan, each holder of such option may surrender the option (or a portion of the option) for cancellation within sixty days after acceptance of the Shares pursuant to the Offer (the “Cash-Out Election”) in exchange for a cash payment (without interest and subject to applicable withholdings) in an amount equal to the excess, if any, of the “Option Value” of the Shares subject to the option (or portion of the option) surrendered, over the aggregate exercise price of such option (or portion of the option) surrendered. For these purposes, “Option Value” means (i) with respect to each such option that is designated as an “incentive stock option” within the meaning of Section 422 of the Code, the “fair market value” (as such term is defined in the 1997 Plan) of the Shares subject to the option (or portion of the option) surrendered on the date preceding the date of surrender, or (ii) with respect to each such option that is not designated as an “incentive stock option” within the meaning of Section 422 of the Code, the greater of the “fair market value” (as defined in the 1997 Plan) of the Shares subject to the option (or portion of the option) surrendered on the date preceding the date of surrender, or the “Adjusted Fair Market Value” (as defined in the 1997 Plan) of the Shares subject to the option (or portion of the option) surrendered.

     The Merger Agreement provides that, at the Effective Time, each outstanding option to purchase Shares that was granted under 1997 Plan and for which a Cash Out Election was not made will be assumed by Invitrogen and will continue in effect in accordance with its terms, except that following the Effective Time the holder of each such option will, upon exercise of the option and payment of its corresponding exercise price, be entitled to receive an amount in cash (without interest and subject to applicable withholdings) equal to $48.00 multiplied by the number of Shares subject to the option immediately prior to the Effective Time.

     The Merger Agreement provides that, at the Effective Time, each outstanding option to purchase Shares that was granted under BioReliance’s 1995 Non-Qualified Stock Option Plan or 1988 Incentive Stock Option Plan will be assumed by Invitrogen and converted into an option to purchase the number of shares of Invitrogen common stock, $0.01 par value per share, equal to the product of the number of Shares that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the “Conversion Ratio,” rounded to the nearest whole share (with 0.5 shares being rounded up). The per share exercise price of each such assumed option shall be equal to the quotient obtained by dividing the per share exercise price of the option immediately prior to the Effective Time by the “Conversion Ratio,” rounded to the nearest whole cent (with 0.5 cents being rounded down). For these purposes, the term “Conversion Ratio” means the ratio of (A) $48.00 to (B) the volume weighted average price of Invitrogen common stock on the Nasdaq National Market for the trading day preceding the Effective Time, as reported by Bloomberg L.P. Notwithstanding the foregoing, if Section 421 of the Code applies to the option, then the exercise price of the corresponding assumed option, the number of shares of Invitrogen common stock purchasable pursuant to assumed option and the other terms and conditions of exercise of such assumed option shall be determined in order to comply with Section 424 of the Code. Except for the foregoing adjustments, all of the terms and conditions in effect for each option immediately prior to the Effective Time will continue in effect following the assumption of such option by Invitrogen.

     The Merger Agreement provides that BioReliance will designate the earlier of February 29, 2004 or the date of the acceptance of the shares of BioReliance common stock pursuant to the Offer as the last day of the current purchase period under its 2001 Employee Stock Purchase Plan (the “ESPP”). Pursuant to the Merger Agreement, all rights to purchase Shares under the ESPP will be extinguished as of that date and BioReliance will suspend any new purchase period from commencing under the ESPP.

     Representations and Warranties. Pursuant to the Merger Agreement, BioReliance has made customary representations and warranties to Invitrogen and the Purchaser with respect to, among other matters, its organization and qualification, corporate authorization, compliance with laws, capitalization, subsidiaries, non-contravention, governmental authorization, required filings with SEC, compliance with the Sarbanes-Oxley Act of 2002, litigation, absence of certain changes or events, taxes, employee benefit plans, labor and employment matters, brokers’ fees, permits, environmental matters, insurance policies, intellectual property, title and condition of assets, product liability, material contracts, opinion of BioReliance’s financial advisor, state takeover statutes, voting requirements, information to be included in the Offer documents, the proxy statement or the other documents required to be filed with the SEC relating to the Offer and the Merger, books and records, certain business practices and interested party transactions.

     Invitrogen and the Purchaser have made customary representations and warranties in the Merger Agreement to BioReliance with respect to, among other matters, their organization, corporate authorization, non-contravention, governmental authorization, absence of prior business activities of the Purchaser, ownership of BioReliance capital stock, brokers’ fees, information to be included in the Offer documents, the proxy statement or the other documents required to be filed with the SEC relating to the Offer and the Merger, and available funds.

     Covenants. The Merger Agreement obligates BioReliance and its subsidiaries, from the date of the Merger Agreement until the Control Date (or the date of termination of the Merger Agreement, if earlier), unless Invitrogen otherwise agrees in writing, to:

•	conduct their business in the ordinary course consistent with past practice and in compliance with applicable laws;

•	use reasonable best efforts to preserve intact their business organizations and goodwill, to keep available the services of their officers, employees and consultants and to maintain satisfactory relations with persons having business relationships; and

•	not to take any action that would result in the conditions to the Offer not being satisfied or could result in a material delay or otherwise prevent consummation of the Offer or the Merger.

     The Merger Agreement also contains specific covenants as to certain activities of BioReliance and its subsidiaries during the period from the date of the Merger Agreement until the Control Date (or the date of termination of the Merger Agreement, if earlier), which provide that BioReliance will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Invitrogen, including, among other things and subject to certain exceptions:

•	amending its organizational documents;

•	issuing or selling its securities;

•	changing its capital structure;

•	repurchasing or redeeming its capital stock;

•	granting stock options;

•	entering into new employment contracts;

•	hiring executive officers;

•	the making of dividends and other distributions on its capital stock;

•	mortgaging or encumbering its property or assets;

•	acquiring any business or purchasing assets for consideration in excess of $100,000;

•	incurring any indebtedness (other than under its existing credit facility and intercompany debt), making loans, advances, capital contributions or investments collectively in excess of $100,000;

•	adopting any new benefit plans or increasing compensation;

•	granting severance pay or bonuses to its officers, directors or employees;

•	changing accounting principles or practices;

•	discharging or satisfying material claims, liabilities or obligations;

•	agreeing to settle litigation or claims;

•	accelerating payment, right to payment or vesting of compensation or benefits;

•	entering into agreements that contain non-competition or similar restrictive covenants;

•	amending or terminating material agreements;

•	making capital expenditures totaling in excess of $3 million;

•	taking any action to cause the Shares to be delisted from the Nasdaq National Market before the consummation of the Merger; or

•	making or changing any material tax election.

     Environmental Reports. The Merger Agreement requires that BioReliance cause an environmental consultant reasonably acceptable to Invitrogen to conduct Phase I environmental assessments with respect to specified properties of BioReliance and deliver reports with respect to such environmental assessments (the “Phase I Reports”) to Invitrogen within 30 days after the date of the Merger Agreement.

     Access to Information. The Merger Agreement provides that, during the period after the execution of the Merger Agreement and prior to the Effective Time, Invitrogen, the Purchaser and BioReliance will, and will cause their respective subsidiaries to, afford to the other party and its authorized representatives reasonable access, upon reasonable notice and during normal business hours, to their respective books, records, management, personnel, offices and other facilities and properties and their respective accountants and their work papers.

     Invitrogen and BioReliance will hold, and will cause their respective authorized representatives to hold in confidence, all documents and information concerning the other party furnished to them in connection with the transactions contemplated by the Merger Agreement, in accordance with the terms of the Confidentiality Agreement described below in this Offer to Purchase.

     No Solicitation. BioReliance has agreed that it will not, will not permit any of its subsidiaries to, and will not authorize or permit any director, officer, director, employee, investment banker, attorney, accountant or other advisor or representative of BioReliance or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate, induce or knowingly encourage the submission of any Company Takeover Proposal;

•	engage in discussions or negotiations or furnish any information or provide access to the properties, books or records of BioReliance with respect to any Company Takeover Proposal; or

•	facilitate any effort or attempt to make any Company Takeover Proposal,

except that, at any time before acceptance of the Shares in accordance with the Offer, BioReliance may furnish information relating to BioReliance and its subsidiaries and participate in discussions or negotiations regarding a Company Takeover Proposal if:

•	the BioReliance Board is acting in response to a proposal that it determines in good faith, after consulting with its financial advisor, constitutes or could reasonably be expected to lead to a Company Takeover Proposal more favorable to the stockholders of BioReliance;

•	the BioReliance Board determines in good faith, after consulting with its outside legal counsel, that the failure to provide such information or engage in such negotiation, would be inconsistent with the BioReliance Board’s fiduciary duties under applicable law; and

•	a copy of all such information is also furnished to Invitrogen if it has not previously been furnished or made available to Invitrogen.

     Any violation of the foregoing restrictions by any of BioReliance’s representatives, regardless of whether such representative is so authorized and whether or not the representative is purporting to act on behalf of BioReliance or otherwise, shall be deemed a breach of the Merger Agreement by BioReliance.

     “Company Takeover Proposal” means any inquiry, proposal or offer, not solicited by or on behalf of BioReliance or any of its subsidiaries for a direct or indirect acquisition of more than 20% of the assets or business of BioReliance and its subsidiaries or more than 20% of the outstanding voting Shares.

     Unless, after consulting with its outside legal counsel, the BioReliance Board determines in good faith that it must take any of the following actions to fulfill its fiduciary duty under applicable law, it has agreed not to:

•	withdraw or modify in a manner adverse to Invitrogen or the Purchaser or propose publicly to withdraw or modify in a manner adverse to Invitrogen or the Purchaser its recommendation of the Offer, the Merger or the Merger Agreement, or recommend, or propose publicly to recommend, the approval of any Company Takeover Proposal; and

•	approve or adopt, or propose publicly to adopt or approve, any Company Takeover Proposal, or withdraw its approval of the Offer or the Merger, or propose publicly to withdraw its approval or the Offer or the Merger.

     The BioReliance Board has also agreed not to cause or permit BioReliance to enter into any letter of intent, memorandum of understanding or any other agreement that would constitute or be related to any Company Takeover Proposal. However, at any time before acceptance of the Shares in accordance with the Offer, if BioReliance receives a Company Superior Proposal that was unsolicited, it may terminate the Merger Agreement after:

•	providing Invitrogen with at least two business days prior written notice; and

•	if requested by Invitrogen, negotiating in good faith with Invitrogen to revise the Merger Agreement so that that the Company Superior Proposal is no longer to the proposal contained in the Merger Agreement.

     BioReliance cannot enter into an agreement with respect to a Company Superior Proposal unless it terminates the Merger Agreement in accordance with its terms and pays the Termination Fee.

     Under the Merger Agreement, “Company Superior Proposal” means any written offer regarding a Company Takeover Proposal not solicited by or on behalf of BioReliance or any of its subsidiaries in violation of the Merger Agreement made by a third party that if consummated would result in the third party acquiring, directly or indirectly, at least 30% of the voting power of the Shares or all or substantially all of the assets of BioReliance and its subsidiaries, that the BioReliance Board determines in good faith after consulting with its financial advisor is more favorable to BioReliance’s stockholders than the Offer and Merger.

     Indemnification; Directors’ and Officers’ Insurance. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation and Invitrogen will indemnify and hold harmless the former directors and officers of BioReliance and its subsidiaries and persons serving in such capacities through the Effective Time (the “Indemnified Parties”) to the extent provided in BioReliance’s and its subsidiaries’ respective certificates of incorporation, bylaws or other organizational documents in effect on the date of the Merger Agreement, for any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement effected with the Surviving Corporation’s written consent arising in connection with any claim arising out of or relating to or in connection with acts or omissions prior to the Effective Time, the adoption and approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or arising out of, relating to or in connection with such transactions contemplated by the Merger Agreement. However, such indemnification is subject to any limitation imposed from time to time under applicable law.

     The parties have agreed that Invitrogen will cause the Surviving Corporation to keep in effect for six years after the Effective Time all provisions of the Surviving Corporation’s certificate of incorporation and bylaws that provide for exculpation of director and officer liability and indemnification (and advancement of related expenses) of the past and present officers and directors of BioReliance at least to the extent that they are indemnified by BioReliance as of the date of the Merger Agreement, and such provisions shall not be amended except as required by law or to make changes permitted by law that would not adversely effect the rights of past or present officer and directors to indemnification and advancement of expenses.

     In addition, the Merger Agreement provides that Invitrogen shall cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, with respect to acts or failures to act prior to the Effective Time, the directors’ and officers’ liability insurance policies currently maintained by BioReliance for the benefit of persons currently covered by BioReliance’s directors’ and officers’ liability insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of BioReliance and its subsidiaries). However, Invitrogen and the Surviving Corporation will not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an aggregate premium of no greater than $4 million. Furthermore, the parties have agreed that if the costs necessary to maintain such insurance coverage exceed $4 million, the Surviving Corporation is only obligated to obtain as much coverage as can be obtained by paying an aggregate premium of $4 million.

     The Merger Agreement provides that these indemnification provisions will survive the Merger and are intended to be for the benefit of each of the Indemnified Parties, their heirs and their representatives. In the event that Invitrogen or the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Invitrogen shall cause proper provisions to be made so that the successors or assigns of Invitrogen or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this provision.

     Certain Employee Agreements and Benefit Plans. The Merger Agreement provides that for the one year period after the Effective Time, employees of BioReliance and its subsidiaries who continue their employment after the Effective Time will be eligible to participate in pension, welfare and equity compensation plans and programs sponsored and maintained by Invitrogen and its affiliates on the same criteria as are applied to similarly situated employees of Invitrogen and its affiliates. Invitrogen and its affiliates will recognize the service of each participant in BioReliance and its subsidiaries’ employee benefit plans, other than the ESPP and the 1997 Plan, through the Effective Time for purposes of eligibility to participate and vesting under the benefit plans of Invitrogen and its affiliates.

     In addition, pursuant to the terms of the Merger Agreement, Invitrogen, the Purchaser and the Surviving Corporation must honor certain of BioReliance’s contracts, agreements, collective bargaining agreements and commitments, identified to Invitrogen and the Purchaser, which apply to any current or former employee or current or former director of BioReliance or its subsidiaries.

     Conditions of the Offer. See “—Section 14—Certain Conditions to the Offer” below for a full description of the conditions to the Offer.

     Conditions to Consummation of the Merger. The respective obligations of the Purchaser, Invitrogen and BioReliance to complete the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

•	the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer (this condition will be deemed to be satisfied for Invitrogen and the Purchaser if the Purchaser fails to purchase Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement);

•	no action shall have been instituted by any antitrust authority challenging or seeking to enjoin the consummation of the Merger, which has not been withdrawn or terminated;

•	the Merger Agreement must have been approved and adopted by the required vote of the stockholders of BioReliance in accordance with the DGCL or its certificate of incorporation; and

•	no governmental entity has enacted, issued, promulgated, enforced or entered any order which is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or makes the consummation illegal; provided, however, that the parties must have used their reasonable best efforts to cause such order to be vacated or lifted.

     Termination. The Merger Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of BioReliance, provided that, from and after the Control Date, a majority vote of the Independent Directors shall be required for termination by BioReliance:

•	by mutual written consent of Invitrogen, the Purchaser and BioReliance;

•	by either BioReliance or Invitrogen if (a) the Offer has expired or been terminated or withdrawn without any Shares having been purchased pursuant the Offer or (b) Invitrogen or the Purchaser has not accepted for payment all Shares tendered pursuant to the Offer by March 15, 2004, although this right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Invitrogen or the Purchaser to purchase the Shares pursuant to the Offer on or before such date;

•	by either BioReliance or Invitrogen if there is any law that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction or other governmental entity has restrained, enjoined, prohibited or otherwise prohibited the Offer or the Merger by an order, judgment, decree, ruling or other action which has become final and nonappealable, although this right to terminate will not be available to any party whose breach of any obligation under the Merger Agreement has been the cause of, or resulted in, such order, judgment, decree, ruling or other action;

•	by BioReliance, before the Control Date, if Invitrogen or the Purchaser fails to commence the Offer pursuant to the Merger Agreement, although this right to terminate will not be available if BioReliance is in material breach of the Merger Agreement;

•	by BioReliance, before the Control Date, if any representation or warranty of Invitrogen or the Purchaser contained in the Merger Agreement is not true and correct (except where the failure to be true and correct has not and would not be reasonably expected to have a Material

Adverse Effect on Invitrogen), or if Invitrogen or the Purchaser breached their respective covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured by the earlier of (a) 15 days after the giving of written notice to Invitrogen or the Purchaser, as applicable, or (b) the scheduled Expiration Date of the Offer, although this right to terminate will not be available if BioReliance is in material breach of the Merger Agreement;

•	by BioReliance, before the Control Date, if BioReliance has received and evaluated a Company Superior Proposal and the BioReliance Board authorizes BioReliance to enter into an acquisition agreement with respect to such proposal and BioReliance makes payment of the Termination Fee;

•	by Invitrogen, before the Control Date, if the BioReliance Board fails to recommend, or withdraws or modifies in a manner adverse to Invitrogen or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or recommends another acquisition proposal;

•	by Invitrogen, before the Control Date, if any representation or warranty of BioReliance contained in the Merger Agreement is not true and correct (except where the failure to be true and correct has not and would not be reasonably expected to have a Material Adverse Effect on BioReliance), or if BioReliance has breached any of its covenants or other agreements contained in the Merger Agreement which breach cannot be or has not been cured by the earlier of (a) 15 days after the giving of written notice to BioReliance or (b) the scheduled Expiration Date of the Offer, although the right to terminate will not be available if Invitrogen is in material breach of the Merger Agreement;

•	by Invitrogen, before the Control Date, if, due to an occurrence, not resulting from a breach by Invitrogen or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any one or more of the conditions to the Offer described in “—Section 14—Certain Conditions to the Offer” below, Invitrogen or the Purchaser has failed to commence the Offer on or before 10 business days following the date of the initial public announcement of the Offer; or

•	by Invitrogen, before the Control Date, if BioReliance receives a Company Takeover Proposal from another person, and BioReliance takes a neutral position or makes no recommendation with respect to such Company Takeover Proposal after a reasonable amount of time (in no event more than 10 business days following the receipt of such proposal) has elapsed.

     “Material Adverse Effect on Invitrogen” means a material adverse effect on the business, assets, properties, financial condition or results of operations of Invitrogen and its subsidiaries, taken as a whole, but shall not include any such effect arising out of or attributable to:

•	any decrease in the market price of the common stock of Invitrogen (but not any state of facts, change, development, effect, condition, event, circumstance or occurrence underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect on Invitrogen);

•	changes or conditions generally affecting the industries in which Invitrogen or its subsidiaries operate (including legal and regulatory changes);

•	general economic conditions, events or occurrences affecting the securities markets generally; or

•	reasonable legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement;

except, in the case of second and third bullet points above, for such changes and effects which disproportionately impact Invitrogen and its subsidiaries.

     “Material Adverse Effect on BioReliance” means a material adverse effect on the business, assets, properties, financial condition or results of operations of BioReliance and its subsidiaries, taken as a whole, but shall not include any such effect arising out of or attributable to:

•	any decrease in the market price of the Shares (but not any state of facts, change, development, effect, condition, event, circumstance or occurrence underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect on BioReliance);

•	changes or conditions generally affecting the industries in which BioReliance or its subsidiaries operate (including legal and regulatory changes);

•	general economic conditions, events or occurrences affecting the securities markets generally;

•	reasonable legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement;

•	the payment of amounts due or the provision of benefits to any officers or employees under the severance arrangements or employee benefit plans in existence on the date of the Merger Agreement, which payment or provision arises from the transactions contemplated by the Merger Agreement; or

•	the pursuit or entering into of partnering/strategic alliance opportunities for BioReliance’s U.S. manufacturing business or its Building 7 facility in Rockville, Maryland;

except, in the case of second and third bullet points above, for such changes and effects which disproportionately impact BioReliance and its subsidiaries.

     Termination Fees and Expenses. Except as otherwise set forth below, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring those expenses. BioReliance has agreed to pay Invitrogen a fee of $15 million (the “Termination Fee”), if:

•	BioReliance terminates the Merger Agreement before the Control Date because BioReliance has received and evaluated a Company Superior Proposal and the BioReliance Board has authorized it to enter into an acquisition agreement with respect to such proposal;

•	Invitrogen terminates the Merger Agreement before the Control Date because the BioReliance Board failed to recommend, or withdrew or modified in a manner adverse to Invitrogen or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or recommended another acquisition proposal;

•	Invitrogen terminates the Merger Agreement before the Control Date because BioReliance received a Company Takeover Proposal from another person and the BioReliance Board has taken a neutral position or made no recommendation with respect to such Company Takeover Proposal after a reasonable amount of time (in no event more than 10 business days following the receipt of such proposal) has elapsed; or

•	Invitrogen terminates the Merger Agreement before the Control Date, because any representation or warranty of BioReliance contained in the Merger Agreement is not true and correct (except where the failure to be true and correct has not and would not be reasonably expected to have a Material Adverse Effect on BioReliance), or if BioReliance has breached any of its covenants or other agreements contained in the Merger Agreement which breach cannot be or has not been cured by the earlier of (a) 15 days after the giving of written notice to BioReliance or (b) the scheduled Expiration Date of the Offer, provided that, prior to such termination, a Company Competitive Proposal was publicly announced and was not withdrawn or abandoned prior to the termination of the Merger Agreement and within 12 months of such termination, BioReliance enters into a definitive agreement with respect to such Company Competitive Proposal.

     Under the Merger Agreement, a “Company Competitive Proposal” refers to a Company Takeover Proposal that the BioReliance Board determines in good faith, after consultation with its financial advisor, constitutes or could reasonably be expected to lead to a Company Takeover Proposal that is more favorable to the stockholders of BioReliance than the proposal set forth in the Merger Agreement.

     BioReliance has agreed to reimburse Invitrogen’s out-of-pocket expenses in connection with the transactions contemplated by the Merger Agreement, up to $2,000,000, if Invitrogen terminates the Merger Agreement as provided in the last bullet point listed above, but only if the proviso at the end of that bullet point is inapplicable.

     Invitrogen has agreed to reimburse BioReliance’s out-of-pocket expenses in connection with the transactions contemplated by the Merger Agreement, up to $2,000,000, if BioReliance terminates the Merger Agreement before the Control Date because:

•	Invitrogen or the Purchaser failed to commence the Offer pursuant to the Merger Agreement, made any changes to the Offer in violation of the Merger Agreement or failed to purchase validly tendered Shares in violation of the terms of the Offer; or

•	any representation or warranty of Invitrogen or the Purchaser contained in the Merger Agreement is not true and correct (except where the failure to be true and correct has not and would not be reasonably expected to have a Material Adverse Effect on Invitrogen), or if Invitrogen or the Purchaser breached their respective covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured by the earlier of (a) 15 days after the giving of written notice to Invitrogen or the Purchaser, as applicable, or (b) the scheduled Expiration Date of the Offer.

     In addition, Invitrogen has agreed to pay for all costs relating to the preparation of the Phase I Reports and for half of the costs incurred in connection with printing and filing a proxy statement with the SEC in the event that the approval of the stockholders of BioReliance is required to complete the Merger.

     Amendment. The Merger Agreement may be amended by the parties at any time before or after any required approval of the Merger by BioReliance’s stockholders. However, after any such stockholder approval, no amendment may be made that by law requires further approval by such stockholders without the further approval of such stockholders. Any amendment to the Merger Agreement must be in writing signed on behalf of each of the parties.

     Extension or Waiver. The parties may, at any time prior to the Effective Time, extend the time for the performance of any of the obligations of the other parties, waive any inaccuracies in any representations and warranties on the part of the other parties or waive compliance with any of the agreements or conditions contained therein on the part of the other parties. BioReliance must obtain the approval of the BioReliance Board in connection with any such extension or waiver.

     The Voting and Tender Agreement. The following is a summary of material provisions of the Voting and Tender Agreement (the “Voting and Tender Agreement”), dated as of December 24, 2003, by and among Invitrogen and Sidney R. Knafel, Douglas R. Knafel 1978 Trust, Andrew G. Knafel 1978 Trust, Douglas R. and Andrew G. Knafel 1976 Trust, Douglas R. Knafel 1983 Trust, Andrew G. Knafel, Knafel Family Foundation, Estate of Susan R. Knafel and ICI Communications, Inc. (collectively, the “Stockholders”), a copy of which is filed as an exhibit to the Schedule TO. This summary is not a complete description of the terms and conditions of such agreement and is qualified in its entirety by reference to the full text of such agreement filed with the SEC and incorporated by reference in the Schedule TO of which this Offer to Purchase is a part. The Voting and Tender agreement should be read in its entirety for a more complete description of the matters summarized below. The Voting and Tender Agreement may be examined, and copies obtained, as set forth in “—Section 9—Certain Information Concerning the Purchaser and Invitrogen” above.

     As a condition and inducement to Invitrogen’s and the Purchaser’s entering into the Merger Agreement, Invitrogen and the Stockholders entered into the Voting and Tender Agreement concurrently with the execution and delivery of the Merger Agreement. The Stockholders own an aggregate of 3,247,941 Shares and options to purchase 16,000 Shares, representing approximately 38.7% of the Shares outstanding as of the close of business on December 31, 2003.

     Pursuant to the Voting and Tender Agreement, each Stockholder has agreed to tender his or its Shares in the Offer not later than the fifth business day following the commencement by the Purchaser of the Offer pursuant to the Merger Agreement and not to withdraw such Shares once tendered. Each Stockholder has also agreed at any meeting of stockholders of BioReliance however called, or in connection with any action by written consent or other action of the stockholders of BioReliance, the Stockholders shall vote, or cause to be voted, all their Shares:

•	in favor of the adoption and approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	against any action, proposal, transaction or agreement that would directly or indirectly result in a breach of any covenant, representation, warranty or other obligation or agreement of BioReliance set forth in the Merger Agreement or of the Stockholders in the Voting and Tender Agreement; and

•	except with the prior written consent of Invitrogen, against any Company Takeover Proposal or any other action or proposal involving BioReliance or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement (other than the transactions contemplated by the Merger Agreement).

     Each Stockholder has agreed not to enter into any agreement or commitment the effect of which would violate or be inconsistent with the provisions and agreements set forth in the Voting and Tender Agreement.

     In addition, each of the Stockholders has agreed that, prior to the termination of the Voting and Tender Agreement pursuant to its terms, such Stockholder will not:

•	transfer, or consent to the transfer (other than a permitted transfer), of any or all of the Shares beneficially owned by such Stockholder unless the transferee agrees to be bound by the Voting and Tender Agreement;

•	grant any proxy with respect to the Shares beneficially owned by such Stockholder; or

•	deposit the Shares beneficially owned by such Stockholder into a voting trust or enter into a voting agreement or similar arrangement with respect to the Shares beneficially owned by such Stockholder.

     In addition, under the Voting and Tender Agreement (so long as it remains in effect), each Stockholder granted Invitrogen an irrevocable proxy to vote or act by written consent in respect of all Shares held by such Stockholder with respect to such vote or action by written consent, for the purpose of securing the performance of the duties of each Stockholder under the Voting and Tender Agreement.

     The Voting and Tender Agreement contains customary representations and warranties by the Stockholders, including representations and warranties as to ownership of Shares and power and authority to enter into the Voting and Tender Agreement.

     The Voting and Tender Agreement will terminate in the event the Merger Agreement is terminated in accordance with its terms or, in the event the Merger is consummated, upon the Effective Time.

     The Confidentiality Agreement. The following is a summary of material terms of the Confidentiality Agreement, dated August 30, 2002, by and between Bear, Stearns & Co. Inc., for itself and on behalf of BioReliance, and Invitrogen, and the amendment thereto, dated as of December 9, 2003, between Invitrogen and BioReliance (together, the “Confidentiality Agreement”), copies of which are filed as exhibits to the Schedule TO. The summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to full text of such agreement filed with the SEC as exhibits to the Schedule TO, which are incorporated by reference herein. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized below. The Confidentiality Agreement may by examined, and copies obtained, as set forth in “—Section 9—Certain Information Concerning the Purchaser and Invitrogen” above.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other things, Invitrogen and BioReliance each agreed, on behalf of themselves and their representatives, subject to limited exceptions, to maintain the confidentiality of nonpublic, confidential or proprietary information furnished to them and to use the confidential information solely in connection with evaluating a business combination.

     The Confidentiality Agreement also provides that for a period of two years after the date of the agreement, Invitrogen will not, without BioReliance’s prior written consent, solicit to employ or employ any of BioReliance’s current officers or employees or those of its affiliates, with whom Invitrogen has had contact or who were specifically identified to Invitrogen during the period of its investigation of BioReliance, except under the conditions provided in the Confidentiality Agreement.

     In addition, the Confidentiality Agreement contains a standstill provision pursuant to which, among other things, for a period of two years after the date either party informs the other party of its decision not to proceed with the business combination, Invitrogen and its affiliates will not, unless specifically invited in writing by BioReliance, in any manner directly or indirectly:

•	solicit, seek or offer to effect or effect, negotiate with or provide any information to the BioReliance Board, any director or officer of BioReliance or any stockholder of BioReliance with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the BioReliance Board, any director or officer of BioReliance or any stockholder of BioReliance or any other person with respect to, or make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever with respect to:

•	any form of business combination or similar or other extraordinary transaction involving BioReliance or any affiliate (as defined under Rule 12b-2 under the Exchange Act) thereof, including, without limitation, a merger, tender or exchange offer or liquidation of BioReliance’s assets;

•	any form of restructuring, recapitalization or similar transaction with respect to BioReliance or any affiliate thereof;

•	any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of BioReliance or any affiliate thereof;

•	any proposal to seek representation on the BioReliance Board or otherwise to seek to control or influence the management, policies, BioReliance or any affiliate thereof, or seek to advise or influence any person with respect to the voting of any voting securities of BioReliance;

•	any request or proposal to waive, terminate or amend the provisions of this agreement;

•	any proposal or other statement inconsistent with the terms of the Confidentiality Agreement;

•	communicate with the BioReliance’s stockholders regarding the subject matter of the Confidentiality Agreement; provided, however, that this obligation will be null and void if BioReliance announces a transaction in which, if consummated, control of BioReliance would change or a third party makes an unsolicited or otherwise hostile offer that would result in a change in control of BioReliance; or

•	instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for BioReliance with) any third party to do any of the foregoing.

     The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

SECTION 13
DIVIDENDS AND DISTRIBUTIONS

     BioReliance has never declared or paid cash dividends on the Shares. As discussed in “—Section 12—Purpose of the Offer and the Merger; Plans for BioReliance; the Merger Agreement; the Voting and Tender Agreement; and the Confidentiality Agreement” above, the Merger Agreement provides that BioReliance will not, and will not permit any of its subsidiaries to, between the date of the Merger Agreement and the Effective Time, without the prior consent of Invitrogen, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than dividends and other distributions paid by any subsidiary of BioReliance to BioReliance or any wholly-owned subsidiary of BioReliance).

SECTION 14
CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any tendered Shares, and may delay the acceptance for payment of any tendered Shares and, under certain circumstances, amend or terminate the Offer as to any Shares not then paid for, if:

•	the Minimum Condition has not been satisfied;

•	any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer;

•	any foreign antitrust clearance required to be obtained prior to the expiration of the Offer shall not have been obtained; or

•	at any time after the date of the Merger Agreement and before the Control Date (whether or not any Shares have been accepted for payment or paid for pursuant to the Offer prior to that time), any of the following events shall occur and be continuing or conditions exist:

•	a governmental entity shall have enacted, issued, promulgated, enforced or entered any injunction, judgment, order or other law which is in effect and restrains, enjoins or prohibits the consummation of the Offer or the Merger or makes such consummation illegal;

•	any authorization, consent, waiver, order or approval of, or declaration or filing with, or expiration of waiting periods imposed by, any governmental entity, the failure of which to obtain, make or occur would reasonably be expected to have a Material Adverse Effect on BioReliance, has not been obtained, been filed or occurred;

•	the Merger Agreement has been terminated in accordance with its terms by BioReliance, Invitrogen or the Purchaser;

•	there is a development or state of facts that resulted in or would reasonably be expected to result in a Material Adverse Effect on BioReliance;

•	the representations and warranties of BioReliance contained in the Merger Agreement (considered without regard to any qualification by, or reference to, materiality) are not true and correct, in each case as if such representations or warranties were made at the time of such determination (except for any representation or warranty made as of a specified date, which is not true and correct as of such specified date), except where the failure to be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect on BioReliance;

•	BioReliance and its subsidiaries have failed to perform in any material respect any obligation to be performed by them under the Merger Agreement;

•	any consent required for the consummation of the Offer or the Merger has not been obtained, other than a consent which, if not obtained, would not reasonably be expected to have a Material Adverse Effect on BioReliance;

•	the BioReliance Board has withdrawn, modified or changed in a manner adverse to Invitrogen or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or recommended a Company Takeover Proposal, has adopted any resolution to effect any of the foregoing, or after request of the Purchaser failed to reaffirm its approval or recommendation of the Offer, the Merger, or the Merger Agreement; or

•	BioReliance has not delivered the Phase I Reports required to be delivered to Invitrogen pursuant to the Merger Agreement, or such Phase I Reports are delivered but there are one or more conditions, facts or circumstances disclosed in such Phase I Reports which were not previously disclosed to Invitrogen and the Purchaser, which have had or would reasonably be expected to have a Material Adverse Effect on BioReliance;

which, in the good faith judgment of Invitrogen with respect to each and every matter referred to above and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with the acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Invitrogen and the Purchaser and may be asserted by Invitrogen or the Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Invitrogen or the Purchaser, in whole or in part, at any time and from time to time in the exercise of the good faith judgment of Invitrogen or the Purchaser and subject to the terms of the Merger Agreement. The failure by Invitrogen or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. See “—Section 1—Terms of the Offer” above.

SECTION 15
CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by BioReliance with the SEC and other publicly available information concerning BioReliance and discussions of representatives of Invitrogen with representatives of BioReliance, none of the Purchaser, Invitrogen or BioReliance is aware of any license or regulatory permit that appears to be material to the business of BioReliance and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of BioReliance’s subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Invitrogen and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under “State Takeover Laws”. While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to BioReliance’s business or that certain parts of BioReliance’s business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See “—Section 14—Certain Conditions of the Offer” above for a description of the conditions to the Offer.

     State Takeover Laws. BioReliance is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The BioReliance Board has approved the Merger Agreement and the Purchaser’s acquisition of Shares pursuant to the Offer, the Merger and the Voting and Tender Agreement and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statue, that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corporation v. Dynamics Corporation of America, the Supreme Court of the United States held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corporation v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statues were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     BioReliance, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law to the Offer or the Merger, the Purchaser reserves the right to challenge the validity or applicability of any such statute in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See “—Section 14—Certain Conditions of the Offer” above.

     United States Antitrust Compliance. Invitrogen and BioReliance are each required to file a Notification and Report Form with respect to the Offer under the HSR Act prior to completing the Offer. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing of a Notification and Report Form with respect to the Offer, unless Invitrogen and BioReliance receive requests for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the “FTC”) or unless early termination of the waiting period is granted. Invitrogen and BioReliance filed their Notification and Report Forms with respect to the Offer on January 7, 2004. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Invitrogen and BioReliance concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day (or the next business day, if the tenth calendar day is a Saturday, Sunday or legal holiday) after the date of substantial compliance by Invitrogen and BioReliance with such requests. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Invitrogen. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s proposed acquisition of BioReliance. At any time before or after the Purchaser’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of BioReliance or its subsidiaries or Invitrogen or its subsidiaries. Private parties, including state Attorneys General, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Applicable Foreign Antitrust Laws. Completion of the Offer and the Merger also may require certain approvals by foreign regulatory authorities. Invitrogen and BioReliance conduct business in a number of foreign countries. Under the laws of certain foreign nations and multinational authorities, the Offer and the Merger may not be completed unless certain filings are made with these nations’ antitrust regulatory authorities or multinational antitrust authorities and these antitrust authorities approve or clear closing of the transaction. Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems. Should any such approval or action be required, the parties currently contemplate that this approval or action would be sought.

     Although the parties believe that they will obtain all material required regulatory approvals in a timely manner, it is not certain that all these approvals will be received in a timely manner or at all or that foreign or multinational antitrust authorities will not impose unfavorable conditions for granting the required approvals. Obtaining any foreign antitrust clearance required to be obtained prior to the expiration of the Offer is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     Appraisal Rights. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL (a copy of which is attached as Schedule II to this Offer to Purchase), including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting BioReliance stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL.

SECTION 16
FEES AND EXPENSES

     UBS Securities LLC is acting as Dealer Manager for the Offer and is providing certain financial advisory services to Invitrogen in connection with its acquisition of BioReliance, for which services UBS Securities LLC will receive customary compensation. Invitrogen also has agreed to reimburse UBS Securities LLC for reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify UBS Securities LLC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, UBS Securities LLC and its affiliates may actively trade or hold the securities of Invitrogen and BioReliance for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Invitrogen and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     Neither the Purchaser nor Invitrogen will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

SECTION 17
MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Invitrogen is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Invitrogen becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Invitrogen not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Invitrogen and the Purchaser have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, BioReliance has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in “—Section 9—Certain Information Concerning the Purchaser and Invitrogen” above.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
INVITROGEN AND THE PURCHASER

     1.     Directors and Executive Officers of Invitrogen. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Invitrogen. Unless otherwise indicated, the current business address of each person is 1600 Faraday Avenue, Carlsbad, California 92008. Unless otherwise indicated, each such person is a citizen of the United States of America and each occupation set forth opposite an individual’s name refers to employment with Invitrogen. None of Invitrogen’s directors or executive officers beneficially owns any equity securities, or rights to acquire any equity securities, of BioReliance. There is no family relationship between any of the directors and executive officers of Invitrogen.

Present Principal Occupation or Employment; Material
Name	Positions Held During the Past Five Years; Citizenship

Bradley G. Lorimier	Chairman of the Board of Directors of Invitrogen

Gregory T. Lucier	President, Chief Executive Officer and Director of Invitrogen

Raymond V. Dittamore	Director of Invitrogen, QUALCOMM Incorporated, Gen-Probe Incorporated and Applied Molecular Evolution, Inc.

James R. Glynn	Director of Invitrogen

Donald W. Grimm	Partner, Hamilton-Apex LLC; Director of Invitrogen

Balakrishnan S. Iyer	Director of Invitrogen, Conexant Systems, Inc., Skyworks Solutions, Inc. and QLogic Corporation

David E. McCarty	Director of Invitrogen

William J. Mercer	Managing Member, Avocet Ventures, LLC; Director of Invitrogen

Jay M. Short, Ph.D.	President, Chief Executive Officer, Chief Technology Officer and Director, Diversa Corporation; Director of Invitrogen

C. Eric Winzer	Chief Financial Officer of Invitrogen

John D. Thompson	Senior Vice President, Corporate Development of Invitrogen

John A. Cottingham	Vice President, General Counsel and Secretary of Invitrogen

Daryl J. Faulkner	Senior Vice President, Global Business Segments of Invitrogen

Claude D. Benchimol	Senior Vice President, R&D Corporate of Invitrogen; (Citizen of France)

Benjamin Bulkley	Senior Vice President, Commercial Operations of Invitrogen

Ann M. McCormick	Vice President, Operations of Invitrogen

Victor N. Nole, Jr.	President, Biological Production of Invitrogen

John M. Radak	Vice President, Finance of Invitrogen

Joe Rodriguez	Senior Vice President, Human Resources of Invitrogen

Lewis J. Runchey	Vice President, Human Resources of Invitrogen

     2.     Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 1600 Faraday Avenue, Carlsbad, California 92008. Unless otherwise indicated, each such person is a citizen of the United States of America and each occupation set forth opposite an individual’s name refers to employment with the Purchaser. None of the Purchaser’s directors or executive officers beneficially owns any equity

I-1

securities, or rights to acquire any equity securities, of BioReliance. There is no family relationship between any of the directors and executive officers of the Purchaser.

Present Principal Occupation or Employment; Material
Name	Positions Held During the Past Five Years; Citizenship

John D. Thompson	Director of the Purchaser; President and Chief Executive Officer of the Purchaser; Senior Vice President, Corporate Development of Invitrogen

C. Eric Winzer	Director of the Purchaser; Chief Financial Officer of the Purchaser; Chief Financial Officer of Invitrogen

John A. Cottingham	Director of the Purchaser; Secretary of the Purchaser; Vice President, General Counsel and Secretary of Invitrogen

I-2

SCHEDULE II

SECTION 262 OF THE
DELAWARE GENERAL CORPORATION LAW

     § 262. Appraisal rights

     (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, § 252, § 254, § 257, § 258, § 263 and § 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each BioReliance stockholder or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Facsimile Transmission:
(For Eligible Institutions Only)
(718) 234-5001
Confirm Facsimile
Transmission by Telephone:
(800) 937-5449

By Mail:	By Overnight Courier:	By Hand:
American Stock	American Stock	American Stock
Transfer & Trust Company	Transfer & Trust Company	Transfer & Trust Company
59 Maiden Lane	59 Maiden Lane	59 Maiden Lane
Plaza Entrance	Plaza Entrance	Plaza Entrance
New York, New York 10038	New York, New York 10038	New York, New York 10038

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent or the Dealer Manager. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
or
Toll Free (800) 322-2885

The Dealer Manager for the Offer is:

299 Park Avenue, 40th Floor
New York, New York 10171
Call Toll Free (888) 327-0401